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                                                                    EXHIBIT 99.1


                        [EOTT ENERGY PARTNERS, L.P. LOGO]

                      P.O. BOX 4666, HOUSTON, TX 77210-4666

                         FOR FURTHER INFORMATION CONTACT
                               Investor Relations
                                  713.993.5152

                      EOTT ENERGY EXTENDS CREDIT FACILITIES


HOUSTON, AUGUST 27, 2002 - EOTT Energy Partners, L.P. today announced an extension of the forbearance agreement on its credit facilities with Standard Chartered Bank and its subsidiaries to October 30, 2002. This extension agreement provides continued assurance to EOTT's customers and suppliers of its ability to provide credit support for its October and November crude oil marketing activities.

         Pursuant to the terms of the extension agreement, EOTT will utilize its 30-day grace period with respect to its bond interest payment due on October 1, 2002. During this time, EOTT intends to meet with its senior noteholders to negotiate restructuring alternatives and continues active discussions with Enron to resolve outstanding issues. Although EOTT cannot predict the outcome of discussions with senior noteholders or Enron, this extension demonstrates the commitment of EOTT and Standard Chartered Bank to maintain the value of EOTT's customer and supplier relationships.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT transports most of the lease crude oil it purchases via pipeline that includes 8,000 miles of active intrastate and interstate pipeline and gathering systems and a fleet of 260 owned or leased trucks. EOTT Energy Corp, a wholly owned subsidiary of Enron Corp., is the general partner of EOTT Energy Partners, L.P., with headquarters in Houston. The Partnership's Common Units are traded on the New York Stock Exchange under the ticker symbol "EOT."

This press release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include, but are not limited to, demand for various grades of crude oil and the resulting changes in pricing conditions, the success of the Partnership's risk management activities, the Partnership's success in reducing costs, restructuring its credit facilities, resolving outstanding issues with Enron and conditions of the capital markets and equity markets during the periods covered by the forward looking statements.


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